EXHIBIT 99.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), NOR QUALIFIED OR OTHERWISE REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED ONLY FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF OR HYPOTHECATED (a) IN THE ABSENCE OF BOTH (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), AND (ii) AN EFFECTIVE QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR (b) UNLESS AN EXEMPTION FROM ANY SUCH REGISTRATIONS OR QUALIFICATIONS IS AVAILABLE AND THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATIONS OR QUALIFICATIONS ARE NOT REQUIRED.

AXIOM BIOTECHNOLOGIES INC.

SCIENCE ADVISORY BOARD
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Option Agreement”) is entered into at San Diego, California, as of [Insert Date], between AXIOM BIOTECHNOLOGIES INC., a California corporation (“Company”), and [Insert Name], an individual (“Optionee”).

1.    Stock Option.

1.1    Grant of Option.    The Company hereby grants to Optionee an option (“Option”) to purchase shares of the Company’s common stock (“Company Common Stock”) in the amounts, at the price per share, and at the times hereinafter set forth, all in accordance with and subject to the provisions of this Option Agreement. The Company hereby expressly notifies Optionee, and Optionee hereby expressly acknowledges and agrees, that the Option is not intended to qualify as an “incentive stock option” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and that the Company is not aware of any Code provision or other law or regulation giving preferential tax treatment to Optionee with respect to this Option.

1.2    Administration of Option.    All questions of interpretation or administration concerning this Option Agreement, the Option, or the Option Shares (as hereafter defined) shall be determined by the Company’s board of directors (“Board”), and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent reference herein to the Board shall also mean any committee that may have been appointed. All determinations by the Board shall be final and binding upon all parties having an interest in the Option or the Option Shares.

1.3    Shares Subject to Option.    Subject to adjustment pursuant to Section 1.9 hereof, Optionee shall be entitled to purchase a total of [Insert Number (Insert Number)] shares of Company Common Stock (“Option Shares”).

1.4    Option Price.    Subject to adjustment pursuant to Section 1.9 hereof, the purchase price (“Option Price”) shall be [Insert Price (Insert Price)] per Option Share.

1.5    Exercise Schedule.    This Option shall be exercisable in accordance with the following exercise schedule (“Exercise Schedule”), subject to the conditions described in this Option Agreement:

(a)    As of [Insert Date], Optionee shall be deemed vested and entitled to exercise this Option with respect to the first (1st) [Insert Number (Insert Number)] of the Option Shares (“First Option Tranche”), but only if Optionee has not ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Date]. In the event Optionee has ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Date], then the First Option Tranche shall not be deemed vested and Optionee shall not be entitled to exercise this Option with respect to the First Option Tranche.

(b)    As of [Insert Date], Optionee shall be deemed vested and entitled to exercise this Option with respect to the second (2nd) [Insert Number (Insert Number)] of the Option Shares (“Second Option Tranche”), but only if Optionee has not ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Date]. In the event Optionee has ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Date], then the Second Option Tranche shall not be deemed vested and Optionee shall not be entitled to exercise this Option with respect to the Second Option Tranche.

(c)    As of [Insert Date], Optionee shall be deemed vested and entitled to exercise this Option with respect to the third (3rd) [Insert Number (Insert Number)] of the Option Shares (“Third Option Tranche”), but only if Optionee has not ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Number (Insert Number)]. In the event Optionee has ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Number (Insert Number)], then the Third Option Tranche shall not be deemed vested and Optionee shall not be entitled to exercise this Option with respect to the Third Option Tranche.

(d)    As of [Insert Date], Optionee shall be deemed vested and entitled to exercise this Option with respect to the fourth (4th) [Insert Number (Insert Number)] of the Option Shares (“Fourth Option Tranche”), but only if Optionee has not ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Date]. In the event Optionee has ceased to serve as a member of the Company’s Science Advisory Board prior to [Insert Date], then the Fourth Option Tranche shall not be deemed vested and Optionee shall not be entitled to exercise this Option with respect to the Fourth Option Tranche.

(e)    Regardless of any other provision of this Option Agreement, as of the date Optionee ceases to be a member of the Company’s Science Advisory Board (“Separation Date”), Optionee shall no longer become vested or entitled to exercise this Option with respect to any portion thereof that would have otherwise become vested and exercisable after the Separation Date.

1.6    Duration of Option.

1.6.1    Option Term.    Subject to the termination provisions contained in Section 1.6.2 below, (a) the Option for the first (1st) [Insert Number (Insert Number)] Option Shares may not be exercised after [Insert Date]; (b) the Option for the second (2nd) [Insert Number (Insert Number)] Option Shares may not be exercised after [Insert Date]; (c) the Option for the third (3rd) [Insert Number (Insert Number)] Option Shares may not be exercised after [Insert Date]; (d) the Option for the fourth (4th) [Insert Number (Insert Number) Option Shares may not be exercised after [Insert Date]; and (e) the Option may otherwise be exercised only in accordance with the terms of the Option as set forth herein (“Option Term”).

-OR-

1.6.1    Option Term.    Subject to the termination provisions contained in Section 1.6.2 below, no Option may be exercised after ten (10) years from the date of this Option Agreement (“Option Term”), and may be exercised during the Option Term only in accordance with the terms of the Option as set forth herein.

1.6.2    Death of Optionee.    In the event of Optionee’s death, the Option, to the extent it is unexercised and otherwise exercisable by Optionee as of the date of Optionee’s death (“Date of Death”), may be exercised by Optionee’s legal representative or by a party who acquired Optionee’s right to exercise the Option by bequest or inheritance, within one hundred eighty (180) days after the Date of Death, but in any event not later than the date as of which the Option Term expires pursuant to Section 1.6.1 above. To the extent that Optionee was not entitled to exercise the Option as of the Date of Death, and to the extent Optionee’s legal representative or heirs were not entitled or failed to thereafter exercise the Option pursuant to the provisions of this Section 1.6.2, the Option shall be deemed to have irrevocably terminated as of the Date of Death.

1.6.3    Merger or Sale of Assets.    In the event of (a) a merger, consolidation, or other reorganization in which the Company is not the surviving corporation and/or (b) the sale of substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in Section 425(f) of the Code) (collectively “Reorganization”), the Option shall irrevocably terminate to the extent the Option is unexercised; provided, however, that notwithstanding the terms of the Option, either (i) the Option shall become fully exercisable prior to the consummation of such Reorganization at such time(s) as the Board shall determine, or (ii) the surviving or acquiring corporation, as a condition precedent to the consummation of said Reorganization, shall assume the outstanding option or issue a substitute option in its place. Not later than thirty (30) days prior to the date the Reorganization is intended to take effect, the Company shall give Optionee written notice of the date the Reorganization is intended to take effect, and of whether the Company will permit the Option to be fully exercised prior to the Reorganization, or whether the Option will be assumed or replaced by the surviving or acquiring corporation in the Reorganization. In the event the Option will not be so assumed or replaced, Optionee shall be permitted to exercise the Option in full prior to the Reorganization taking effect.

1.7    Exercise of Option.

1.7.1    Right to Exercise.    The Option shall be exercisable in accordance with the Exercise Schedule.

1.7.2    Method of Exercise.    The Option shall be exercisable by Optionee’s written notice to the Company (“Option Notice”), which shall state Optionee’s election to exercise the Option, the number of shares with respect to which the Option is being exercised, and such representations, warranties, and other agreements by Optionee and any spouse of Optionee as may be required by the Company. The Option Notice shall be signed by Optionee (and Optionee’s spouse, if Optionee is married) and shall be delivered in person or by certified mail to the president and secretary of the Company accompanied by full cash payment for the Option Shares.

1.7.3    Withholding.    At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, Optionee shall make adequate provision for federal and state income tax withholding obligations of the Company, if any, which arise upon the exercise, in whole or in part, of the Option.

1.7.4    Restriction on Grant of Option and Issuance of Shares.    The grant of the Option and the issuance of shares pursuant to the Option shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities, including, without limitation, any required approval by the Commissioner of Corporations of the State of California. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of the option, the Company may require the Optionee to make any representation or warranty to the Company that the Company deems necessary or appropriate, or as may be required by any applicable laws or regulations.

1.7.5    Fractional Shares.    The Option may not be exercised for a fraction of a share. The Company shall not be required to issue fractional shares upon any exercise of the Option.

1.8    Non-Transferability of the Option.    Neither this Option nor any rights under this Option Agreement may be transferred by Optionee in any manner other than by will or by the laws of intestate succession. It is the intention of the Company and Optionee that the Option and the Option Shares be “nontransferable” and subject to a “substantial risk of forfeiture,” as said terms are defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder.

1.9    Effect of changes in Company Common Stock.    Appropriate adjustments shall be made in the number, exercise price and class of shares of stock subject to the Option in the event of a stock dividend, stock split, reverse stock split, or other change in the capital structure of the Company.

1.10    Rights as a Stockholder or Employee.    Optionee shall have no rights as a shareholder with respect to any Option Shares until the date of the issuance of stock certificates for the Option Shares for which the Option has been exercised. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such stock certificates are issued, except as provided in Section 1.9 hereof. Nothing contained in the provisions of this Option Agreement shall (a) confer upon Optionee any right to continue in the employ of the Company, (b) be construed to create or evidence any employment relationship between the Company and Optionee, or (c) interfere in any way with any right of the Company to terminate Optionee’s employment at any time.

2.    Stock Restriction Agreement.    Concurrently with signing this Option Agreement, the Company and Optionee shall also sign a Stock Restriction Agreement in a form acceptable to the Company (“Stock Restriction Agreement”). The purpose of the Stock Restriction Agreement is to give the Company the opportunity to repurchase any Option Shares, or any other shares of the Company’s capital stock held by Optionee (“Optionee’s Shares”), in the event Optionee in any manner either desires or is required to transfer all or any portion of Optionee’s Shares to any other party.

3.    Miscellaneous Provisions.

3.1    No Registration or Qualification.    Optionee hereby acknowledges and agrees that any shares to be issued pursuant to the Option will be issued by the Company without any registration or qualification under applicable federal or state securities laws, primarily in reliance on the exemptions from registration and qualification contained in Section 4(2) of the Securities Act of 1933 (as amended), and Section 25102(f) of the California Corporations Code, and the respective rules and regulations promulgated thereunder.

3.2    Restricted Securities.    Optionee hereby acknowledges and agrees that any shares to be issued pursuant to the Option will be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933 (as amended), and that the Company is under no obligation to register or qualify any such shares pursuant to any federal or state securities laws. The Company may refuse to transfer any such shares from Buyer to another party until such time as the Company believes that any such transfer will not require registration or qualification, or that the transfer may be effected pursuant to an exemption therefrom. Optionee understands and hereby agrees that the Company may refuse to acknowledge or permit any transfer of any such shares that is not in all respects in compliance with the provisions set forth herein, and that the Company intends to make an appropriate notation to that effect in its stock transfer records.

3.3    Restrictive Legend.    Each certificate representing any shares to be issued pursuant to the Option, and any other securities issued with respect to such shares pursuant to Section 1.9 hereof, shall be stamped or otherwise imprinted with a legend in the following form, in addition to any legend required pursuant to applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), NOR QUALIFIED OR OTHERWISE REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED ONLY FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF OR HYPOTHECATED (a) IN THE ABSENCE OF BOTH (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (AS AMENDED), AND (ii) AN EFFECTIVE QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR (b) UNLESS AN EXEMPTION FROM ANY SUCH REGISTRATIONS OR QUALIFICATIONS IS AVAILABLE AND THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATIONS OR QUALIFICATIONS ARE NOT REQUIRED.

Optionee hereby consents to the Company giving instructions to any transfer agent of the Company’s shares for the purpose of implementing the restrictions on transfer described herein.

3.4    Successors and Assigns.    This Option Agreement shall bind and inure to the benefit of the parties hereto, and their respective personal representatives, heirs, executors, administrators, legatees, and permitted successors and assigns.

3.5    Governing Law.    This Option Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California.

3.6    Notices.    Any notice, demand or other communication required or permitted under this Option Agreement shall be deemed delivered when in writing and (a) personally served upon the receiving party, or (b) upon the third (3rd) calendar day (except Sundays and Federal holidays) after mailing to the receiving party by either (i) registered or certified mail, return receipt requested, or (ii) Federal Express or other comparable overnight delivery service, postage prepaid, and addressed as follows:

To Company:	Axiom Biotechnologies Inc. 3550 General Atomics Court San Diego, California 92121-1194 Attn: Chief Executive Officer or President

To Optionee:

Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

3.7    Severability.    In the event any provision of this Option Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then this Option Agreement shall continue in full force and effect without said provision; provided however, that no such severability shall be effective if it materially changes the economic benefit of this Option Agreement to any party.

3.8    Counterparts.    This Option Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document.

3.9    Entire Agreement.    This Option Agreement constitutes the entire agreement between the Company and Optionee with respect to the subject matter hereof, and supersede all prior or contemporaneous oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

3.10    Amendment and Waiver.    No modification or waiver of any provision of this Option Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by that party, or an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Option Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Option Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party. The failure by any party hereto at any time to enforce any of the provisions of this Option Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Option Agreement or the right of any party to thereafter enforce each and every provision of this Option Agreement.

3.11    Administrative Requirements.    The parties agree to apply for, and use their best efforts to obtain, all governmental and administrative approvals required in connection with the purchase and sale of shares under this Option Agreement. The parties further agree to cooperate in obtaining said approvals and to execute any and all documents that may be required to be executed by them in connection with said approvals.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the day and year first above written.

AXIOM BIOTECHNOLOGIES INC. a California corporation

By:

Bala Pandi, Chief Executive Officer
OPTIONEE:

[Insert Name of Optionee]

AXIOM BIOTECHNOLOGIES INC.

FORM OF AMENDMENT TO
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (this “Amendment”) is made and entered into as of the 16th day of August, 2002, by and between Axiom Biotechnologies Inc., a California corporation (the “Company”) and [Name] (“Optionholder”).

RECITALS

WHEREAS, the Company previously granted to the Optionholder an option to purchase shares of its Common Stock pursuant to that certain Non-Qualified Stock Option Agreement dated [Date] (the “Agreement”) between the Company and the Optionholder (the “Option”); and

WHEREAS, the Company desires to amend the Agreement to include a provision allowing for assumption of the Option in the event of a merger, consolidation, or other reorganization to which the Company is a party; and

WHEREAS, the Optionholder desires to amend the Agreement to ensure that the Option is assumed in the event of a merger, consolidation, or other reorganization to which the Company is a party.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    The following is hereby added as a new Section 3.12 of the Agreement.

“3.12.    Merger or Sale of Assets.    In the event of a merger, consolidation, or other reorganization to which the Company is a party, the Option shall irrevocably terminate to the extent the Option is unexercised, unless the surviving or acquiring corporation, as a condition precedent to the consummation of said transaction, shall assume the outstanding option or issue a substitute option in its place.”

2.    Except as set forth herein, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first indicated above.

AXIOM BIOTECHNOLOGIES INC., a California corporation

Bala Pandi
President and Chief Executive Officer

[NAME]